 GLOBALSTAR ANNOUNCES 2017 FOURTH QUARTER AND ANNUAL RESULTS

Covington, LA - (February 22, 2018) - Globalstar, Inc. (NYSE American: GSAT) today announced financial and operating results for the fourth quarter and year ended December 31, 2017.

Jay Monroe, Chairman and Chief Executive Officer of Globalstar, commented, "During 2017, our core MSS business achieved significant financial growth as we successfully executed on our initiatives. We provided critical connectivity during the aftermath of several natural disasters, continued to roll out adjusted rate plans, and announced several partnerships that expanded the business in innovative ways domestically and abroad. Also, our SPOT business reached a significant milestone early in 2017 with the 5,000th rescue since its launch, proving how essential our technology is to saving lives."

Mr. Monroe continued, “This year, we grew our subscriber base to over 700,000 and significantly improved ARPU across all revenue streams. This growth drove a 16% increase in total revenue, while contributing to a reduction in net loss and an increase in Adjusted EBITDA. While a 57% increase in Adjusted EBITDA is remarkable growth and not likely to be sustainable as the revenue base continues to increase, we look forward to expanding our product portfolio in 2018 with the release of three feature-rich new devices."

"We also had a monumental year on the regulatory front, with receipt of our amended domestic spectrum license mid-year and our first international terrestrial authority during the fourth quarter. We continue to make progress on our international plans to globally harmonize our 16.5 MHz of licensed 2.4 GHz spectrum for terrestrial services. We are engaged in substantive discussions with numerous international regulatory agencies, including several countries where we have filed applications. We are pleased with the positive reception to date and look forward to obtaining additional terrestrial approvals in the future."

FOURTH QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the fourth quarter of 2017 increased by $5.0 million, or 21%, from the fourth quarter of 2016. This increase was driven primarily by higher service revenue reflecting increased ARPU across our core revenue streams. The increase in service revenue was offset partially by a decrease in revenue generated from subscriber equipment sales during the three months ended December 31, 2017.

Service revenue increased $5.2 million, or 24%, in the fourth quarter of 2017 compared to the fourth quarter of 2016. This increase was driven primarily by growth in Duplex and SPOT service revenue, which increased $2.0 million and $2.7 million, respectively. Higher Duplex ARPU, resulting primarily from rate plan increases, was the main driver of the increase in Duplex service revenue. The Company adjusted rates for certain legacy service plans during 2016 to align these rates with current service plan offerings. The increase in SPOT service revenue was propelled by growth in ARPU due primarily to rate plan increases and in average subscribers due to strong activations during 2017. Also contributing to the increase in service revenue was growth in Simplex and other service revenue, which were up $0.4 million and $0.2 million, respectively.

Subscriber equipment sales revenue declined $0.2 million, or 6%, to $2.8 million in the fourth quarter of 2017 from $3.0 million the fourth quarter of 2016 due to decreases in Duplex and SPOT sales volume driven by lower availability of phone inventory, higher service pricing and lower demand as our customers anticipate the launch of new products. Partially offsetting these decreases were increases in Simplex and other equipment revenue.

Loss from Operations

Loss from operations increased $13.5 million, or 80%, to $30.3 million in the fourth quarter of 2017 from $16.8 million in the fourth quarter of 2016. This increase was due to an $18.5 million increase in operating expenses, offset partially by a $5.0 million increase in total revenue. The increase in operating expenses was due primarily to $17.5 million higher asset impairment charges recorded during the fourth quarter of 2017 driven primarily by a non-cash reduction in the carrying value of certain assets to reflect their net realizable or fair value.

Net Loss

Net loss was $22.6 million for the fourth quarter of 2017 compared to $117.2 million for the fourth quarter of 2016. This decrease resulted primarily from the change in non-cash derivative valuation adjustments during the respective quarters, which contributed $107.9 million to the decrease in net loss. This fluctuation resulted primarily from changes in certain valuation inputs, including stock price, stock price volatility, discount rate and remaining estimated term of the instruments. A $5.0 million increase in total revenue also decreased the net loss during 2017, offset primarily by a higher reduction in the value of assets of $17.5 million for reasons previously discussed.

Adjusted EBITDA

Adjusted EBITDA for the quarters ended December 31, 2017 and 2016 was $8.7 million and $5.1 million, respectively. This 70% increase in Adjusted EBITDA was due to a $5.0 million increase in revenue offset partially by a $1.4 million increase in expenses (excluding EBITDA adjustments). The increase in expenses during the fourth quarter of 2017 resulted primarily from higher cost of services, offset partially by lower cost of subscriber equipment sales as management, general and administrative costs were flat after adjusting for non-cash stock compensation. The $1.7 million increase in cost of services was due primarily to next-generation infrastructure costs, including higher expenses of $1.0 million associated with the development of new products and higher maintenance expenses of $0.4 million to support the second-generation ground network as the Company accepted the work performed to upgrade its gateways at the end of 2016. The $0.3 million decrease in cost of subscriber equipment sales reflected a lower volume of Duplex and SPOT units sold during the fourth quarter of 2017 at a slightly higher blended margin than in the prior year's fourth quarter.

ANNUAL FINANCIAL REVIEW

Revenue

Total revenue increased $15.8 million, or 16%, to $112.7 million during 2017. This increase was due to higher service revenue of $15.4 million resulting primarily from increases in ARPU across all core revenue streams. Higher Duplex and SPOT ARPU, which drove over 80% of the increase in total service revenue, was due to new subscribers joining the network at higher rates than current ARPU levels, as well as rate plan increases for legacy subscribers. These rate increases are expected to be rolled out to the remaining Duplex subscriber base by the end of 2018. Also driving a net increase in total service revenue was growth in the Company's total subscriber base during 2017. Average SPOT and Simplex subscriber base increased 5% and 4%, respectively, driven by strong activations and lower churn compared to 2016. Offsetting these increases was a 5% decline in the average Duplex subscriber base resulting from lower activations as we sold fewer handsets during 2017 due to decreased inventory levels. The increase in service revenue was coupled by a $0.4 million increase in revenue from subscriber equipment sales resulting primarily from a higher volume of Simplex units sold in connection with hurricane preparations and aftermath during the summer of 2017.

Loss from Operations

Loss from operations increased $5.1 million, or 8%, during 2017 due to a $20.9 million increase in operating expenses, offset partially by a $15.8 million increase in total revenue. As previously discussed, the primary driver of the increase in operating expenses was due to a $17.5 million higher reduction in the value of assets recorded during 2017 to adjust the carrying value of certain inventory and long-lived assets to their net realizable (or fair) values. Excluding these non-cash impairment charges, operating expenses increased 2% due primarily to higher costs associated with next-generation ground support and product development costs, which each increased $2.0 million.

Net Loss

Net loss was $89.1 million for 2017 compared to $132.6 million for 2016 due primarily to non-cash items, including the fluctuation in derivative liabilities and impairment charges during the respective periods. The Company recorded a derivative loss of $41.5 million in 2016 compared to a derivative gain of $21.2 million in 2017. Partially offsetting this variance were higher impairment charges for inventory and long-lived assets of $0.8 million and $16.7 million, respectively, based on an evaluation of the recoverability of these asset values as of December 31, 2017.

Adjusted EBITDA

Adjusted EBITDA increased 57% to $32.2 million in 2017 from $20.5 million in 2016. The increase was driven primarily by a $15.8 million increase in total revenue, offset partially by a $4.1 million increase in operating expenses (excluding EBITDA adjustments) for reasons previously discussed.

CONFERENCE CALL
The Company will conduct an investor conference call on February 22, 2018 at 5:00 p.m. ET to discuss the 2017 fourth quarter and annual financial results.

Details are as follows:
Conference Call:
5:00 p.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/investors. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (800) 708-4539 (US and Canada), 1 (847) 619-6396 (International) and use the participant pass code 46274919.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on February 22, 2018. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4627 4919#.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring, SCADA and IoT applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue:
Service revenues	$26,622	$21,398	$98,473	$83,069
Subscriber equipment sales	2,805	2,997	14,187	13,792
Total revenue	29,427	24,395	112,660	96,861
Operating expenses:
Cost of services (exclusive of depreciation, amortization and accretion shown separately below)	9,697	8,007	37,022	31,908
Cost of subscriber equipment sales	2,165	2,432	9,944	9,907
Cost of subscriber equipment sales - reduction in the value of inventory	843	—	843	—
Marketing, general and administrative	10,449	10,845	39,099	40,982
Reduction in the value of long-lived assets	17,040	350	17,040	350
Depreciation, amortization and accretion	19,514	19,565	77,498	77,390
Total operating expenses	59,708	41,199	181,446	160,537
Loss from operations	(30,281)	(16,804)	(68,786)	(63,676)
Other income (expense):
Loss on extinguishment of debt	—	—	(6,306)	—
Gain on equity issuance	—	51	2,670	2,400
Interest income and expense, net of amounts capitalized	(8,139)	(8,932)	(34,771)	(35,952)
Derivative gain (loss)	16,249	(91,668)	21,182	(41,531)
Other	(433)	151	(2,873)	(430)
Total other income (expense)	7,677	(100,398)	(20,098)	(75,513)
Loss before income taxes	(22,604)	(117,202)	(88,884)	(139,189)
Income tax expense (benefit)	(19)	19	190	(6,543)
Net loss	$(22,585)	$(117,221)	$(89,074)	$(132,646)

Loss per common share:
Basic	$(0.02)	$(0.11)	$(0.08)	$(0.12)
Diluted	(0.02)	(0.11)	(0.08)	(0.12)

Weighted-average shares outstanding:
Basic	1,251,826	1,086,631	1,166,581	1,064,443
Diluted	1,251,826	1,086,631	1,166,581	1,064,443

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net loss	$(22,585)	$(117,221)	$(89,074)	$(132,646)

Interest income and expense, net	8,139	8,932	34,771	35,952
Derivative (gain) loss	(16,249)	91,668	(21,182)	41,531
Income tax expense (benefit)	(19)	19	190	(6,543)
Depreciation, amortization, and accretion	19,514	19,565	77,498	77,390
EBITDA	(11,200)	2,963	2,203	15,684

Reduction in the value of inventory	843	—	843	—
Reduction in the value of long-lived assets	17,040	350	17,040	350
Non-cash compensation	1,622	2,022	5,594	5,364
Foreign exchange and other	433	(151)	2,873	430
Loss on extinguishment of debt	—	—	6,306	—
Gain on equity issuance	—	(51)	(2,670)	(2,400)
Legal settlement paid in stock	—	—	—	1,094
Adjusted EBITDA (1)	$8,738	$5,133	$32,189	$20,522

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2017		2016		2017		2016
	Service	Equipment	Service	Equipment	Service	Equipment	Service	Equipment
Revenue
Duplex	$10,139	$466	$8,118	$733	$37,635	$2,754	$31,848	$3,877
SPOT	12,589	933	9,905	1,270	45,427	5,394	38,157	5,321
Simplex	3,101	1,072	2,702	928	10,946	5,243	10,005	3,765
IGO	221	256	253	137	1,068	779	907	843
Other	572	78	420	(71)	3,397	17	2,152	(14)
	$26,622	$2,805	$21,398	$2,997	$98,473	$14,187	$83,069	$13,792

Average Subscribers
Duplex	71,261		76,256		72,443		75,925
SPOT	292,798		277,317		285,683		272,006
Simplex	326,720		297,712		313,553		300,055
IGO	36,463		38,809		37,165		38,618

ARPU (1)
Duplex	$47.43		$35.49		$43.29		$34.96
SPOT	14.33		11.91		13.25		11.69
Simplex	3.16		3.03		2.91		2.78
IGO	2.02		2.17		2.39		1.96

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.